EXHIBIT 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Sandy Pfaff
415-819-7447
sandy@pfaffpr.com

BANK OF MARIN BANCORP REPORTS RECORD QUARTERLY EARNINGS OF $5.6 MILLION
Results Reflect Strong 4th Quarter Loan Volume and Gains

NOVATO, CA, April 25, 2016 - Bank of Marin Bancorp, "Bancorp" (NASDAQ: BMRC), parent company of Bank of Marin, announced record quarterly earnings of $5.6 million in the first quarter of 2016, compared to $4.9 million in the fourth quarter of 2015 and $4.5 million in the first quarter of 2015. Diluted earnings per share totaled $0.93 in the first quarter, an increase from $0.81 in the prior quarter and $0.74 in the same quarter a year ago.

"We built up considerable earnings momentum coming out of 2015 which is reflected in our first quarter results. Gains on acquired loan payoffs and securities sales also had a positive impact on earnings in the first quarter,” said Russell A. Colombo, President and Chief Executive Officer. “Our deposit and loan pipelines are healthy and we made some important commercial banking hires in the quarter, primarily in the East Bay and Santa Rosa markets.”

Bancorp also provided the following highlights on its operating and financial performance for the first quarter of 2016:

•
Loans totaled $1,441.8 million at March 31, 2016, compared to $1,451.2 million at December 31, 2015 and $1,346.5 million at March 31, 2015. New loan volume of approximately $29 million in the first quarter of 2016 was offset by payoffs of approximately $37 million.

•	Deposits continue to reflect the strength of our customer relationships. Non-interest bearing deposits make up 45.1% of total deposits and the cost of total deposits is 0.08%.

•
Credit quality remains a cornerstone of our credit culture. Non-accrual loans represent 0.18% of total loans as of March 31, 2016 with the Texas Ratio at 1.36%. There was no provision for loan losses recorded in the quarter.

•
At 10.38%, return on equity is up from 9.12% in the fourth quarter of 2015 and 8.92% in the first quarter of 2015. Return on assets is also up to 1.15% from 0.98% in the prior quarter and 1.00% a year ago.

•
All capital ratios are well above regulatory requirements for a well-capitalized institution. The total risk-based capital ratio for Bancorp was 13.9% at March 31, 2016 compared to 13.4% at December 31, 2015 and tangible common equity to tangible assets increased to 11.0% at March 31, 2016 from 10.1% at December 31, 2015.

•
To reflect the strength of the Bank and its future prospects, the Board of Directors declared a quarterly cash dividend of $0.25 per share on April 22, 2016. The cash dividend is payable to shareholders of record at the close of business on May 6, 2016 and will be payable on May 13, 2016.

Loans and Credit Quality

Geographically, loan originations were distributed across our markets. By loan type, investor commercial real estate and commercial and industrial, including related owner-occupied commercial real estate, accounted for the majority of the new loan volume for the quarter.

Non-accrual loans totaled $2.7 million, or 0.18% of Bancorp's loan portfolio at March 31, 2016, compared to $2.2 million, or 0.15%, at December 31, 2015 and $9.5 million, or 0.70% a year ago. The decrease in non-accrual loans from a year ago primarily relates to a previously non-performing loan that was returned to accrual status, the payoff of a commercial real estate loan, and a land development loan that was sold. Accruing loans past due 30 to 89 days totaled $584 thousand at March 31, 2016, compared to $2.1 million at December 31, 2015 and $949 thousand a year ago.

There was no provision for loan losses recorded in the first quarter of 2016 as the existing level of loan loss reserve did not warrant a provision, consistent with the same quarter a year ago. A provision for loan losses of $500 thousand was recorded in the prior quarter primarily due to the significant loan growth in the fourth quarter. Net recoveries for the first quarter totaled $29 thousand compared to $42 thousand in the prior quarter and $57 thousand in the same quarter a year ago. The ratio of loan loss reserve to loans totaled 1.04% at March 31, 2016, compared to 1.03% at December 31, 2015 and 1.13% at March 31, 2015.

Investments and Borrowings

The investment portfolio totaled $399.5 million at March 31, 2016, a decline of $87.9 million from December 31, 2015. In addition to paydowns and maturities in the securities portfolio, $54.9 million in securities were sold at gains totaling $110 thousand, and overnight borrowings were reduced by $47.7 million.

Deposits

Deposits totaled $1,681.3 million at March 31, 2016, compared to $1,728.2 million at December 31, 2015 and $1,585.1 million at March 31, 2015. The $46.9 million decline was due to normal seasonal factors in several deposit customers' balances related to their business models. Non-interest bearing deposits totaled $758.9 million, or 45.1% of total deposits, compared to 44.6% at December 31, 2015 and 45.2% at March 31, 2015.

Earnings

“We are pleased to have increased our net interest margin while staying true to our credit culture," said Tani Girton, Chief Financial Officer. "Our expense discipline is evident in the 57.74% efficiency ratio, and strong capital and liquidity positions will support continued growth in 2016.”

Net interest income totaled $18.6 million in the first quarter of 2016, compared to $17.2 million in the prior quarter and $16.6 million in the same quarter a year ago. Interest income increased due to higher average loan balances in the first quarter of 2016 related to substantial loan growth late in the fourth quarter of 2015. Gains on payoffs of Purchased Credit Impaired ("PCI") loans in the first quarter of 2016 also contributed to the increase.

The tax-equivalent net interest margin was 4.04% in the first quarter of 2016, compared to 3.70% in the prior quarter and 4.00% in the same quarter a year ago. The increase from last quarter includes 10 basis points related to a shift in the mix of interest-earning assets from lower yielding interest-bearing cash and investment securities to higher yielding loans.  Another 21 basis points came from PCI loan payoffs and market value adjustments on interest rate swaps.

Loans acquired through the acquisition of other banks are classified as PCI or non-PCI loans and are recorded at fair value at acquisition date. For acquired loans not considered credit impaired, the level of accretion varies due to maturities and early payoffs. Accretion on PCI loans fluctuates based on changes in cash flows expected to be collected. Gains on payoffs of PCI loans are recorded as interest income when the payoff amounts exceed the recorded investment. PCI loans totaled $2.8 million, $3.7 million, and $5.1 million at March 31, 2016, December 31, 2015 and March 31, 2015, respectively.

Accretion and gains on payoffs of purchased loans recorded to interest income were as follows:

	Three months ended
	March 31, 2016		December 31, 2015		March 31, 2015
(dollars in thousands; unaudited)	Dollar Amount	Basis point impact to net interest margin	Dollar Amount	Basis point impact to net interest margin	Dollar Amount	Basis point impact to net interest margin
Accretion on PCI loans	$98	2 bps	$128	3 bps	$119	3 bps
Accretion on non-PCI loans	$330	7 bps	$243	5 bps	$371	9 bps
Gains on payoffs of PCI loans	$740	16 bps	$—	0 bps	$43	1 bps

Non-interest income in the first quarter of 2016 totaled $2.2 million, compared to $2.1 million in the prior quarter and $2.2 million in the same quarter a year ago. The increase compared to the prior quarter relates to a $110 thousand net gain on the sale of four government agency debentures.

Non-interest expense totaled $12.0 million in the first quarter of 2016, compared to $11.1 million in the prior quarter and $11.8 million in the same quarter a year ago. Non-interest expense was higher than the prior quarter and the first quarter of 2015 due to reductions in the off-balance sheet reserve in the first and fourth quarters of 2015. First quarter 2016 non-interest expense was also higher than the prior quarter due to 401(k) employer matching contributions, a decline in deferred costs related to the lower level of loan originations and a reversal of accrued incentive bonus in December 2015.

Earnings Call and Webcast Information

Bank of Marin Bancorp will webcast its first quarter earnings call on Monday, April 25, 2016 at 8:30 a.m. PT/ 11:30 a.m. ET. Investors will have the opportunity to listen to the conference call online through Bank of Marin’s website at http://www.bankofmarin.com under “Investor Relations.” To listen to the live call, please go to the website at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available at the same website location shortly after the call.

About Bank of Marin Bancorp

Bank of Marin is a leading business and community bank in the San Francisco Bay Area, with assets of $2 billion. Founded in 1989 and headquartered in Novato, Bank of Marin is the wholly-owned subsidiary of Bank of Marin Bancorp (NASDAQ: BMRC). With 20 retail offices in San Francisco, Marin, Napa, Sonoma and Alameda counties, Bank of Marin provides business and personal banking, commercial lending, and wealth management and trust services. Specializing in providing legendary service to its customers and investing in its local communities, Bank of Marin was named 2016 Community Bank of the Year by Western Independent Bankers and has consistently been ranked one of the “Top Corporate Philanthropists" by the San Francisco Business Times and one of the “Best Places to Work” by the North Bay Business Journal. Bank of Marin Bancorp is included in the Russell 2000 Small-Cap Index and NASDAQ ABA Community Bank Index and has been recognized as a Top 200 Community Bank by US Banker Magazine for the past five years. For more information, go to www.bankofmarin.com.

Forward-Looking Statements

This release may contain certain forward-looking statements that are based on management's current expectations regarding economic, legislative, and regulatory issues that may impact Bancorp's earnings in future periods. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “intend,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, economic uncertainty in the United States and abroad, changes in interest rates, deposit flows, real estate values, costs or effects of future acquisitions, competition, changes in accounting principles, policies or guidelines, legislation or regulation, and other economic, competitive, governmental, regulatory and technological factors (including external fraud and cyber-security threats) affecting Bancorp's operations, pricing, products and services. These and other important factors are detailed in various securities law filings made periodically by Bancorp, copies of which are available from Bancorp without charge. Bancorp undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

BANK OF MARIN BANCORP
FINANCIAL HIGHLIGHTS
March 31, 2016

(dollars in thousands, except per share data; unaudited)

QUARTER-TO-DATE	March 31, 2016	December 31, 2015	March 31, 2015
NET INCOME	$5,646	$4,925	$4,457
DILUTED EARNINGS PER COMMON SHARE	$0.93	$0.81	$0.74
RETURN ON AVERAGE ASSETS (ROA)	1.15%	0.98%	1.00%
RETURN ON AVERAGE EQUITY (ROE)	10.38%	9.12%	8.92%
EFFICIENCY RATIO	57.74%	57.57%	63.07%
TAX-EQUIVALENT NET INTEREST MARGIN[1]	4.04%	3.70%	4.00%
NET CHARGE-OFFS/(RECOVERIES)	$(29)	$(42)	$(57)
NET CHARGE-OFFS/(RECOVERIES) TO AVERAGE LOANS	—%	—%	—%

AT PERIOD END
TOTAL ASSETS	$1,943,602	$2,031,134	$1,826,149

LOANS:
COMMERCIAL AND INDUSTRIAL	$213,068	$219,452	$196,442
REAL ESTATE
COMMERCIAL OWNER-OCCUPIED	$238,332	$242,309	$235,337
COMMERCIAL INVESTOR-OWNED	$707,340	$715,879	$653,848
CONSTRUCTION	$74,528	$65,495	$57,050
HOME EQUITY	$110,893	$112,300	$113,277
OTHER RESIDENTIAL	$73,896	$73,154	$73,375
INSTALLMENT AND OTHER CONSUMER LOANS	$23,782	$22,639	$17,155
TOTAL LOANS	$1,441,839	$1,451,228	$1,346,484

NON-PERFORMING LOANS[2]:
COMMERCIAL AND INDUSTRIAL	$21	$21	$373
REAL ESTATE
COMMERCIAL OWNER-OCCUPIED	$—	$—	$1,403
COMMERCIAL INVESTOR-OWNED	$1,789	$1,903	$2,354
CONSTRUCTION	$—	$1	$5,107
HOME EQUITY	$791	$171	$166
OTHER RESIDENTIAL	$—	$—	$—
INSTALLMENT AND OTHER CONSUMER LOANS	$65	$83	$79
TOTAL NON-ACCRUAL LOANS	$2,666	$2,179	$9,482

CLASSIFIED LOANS (GRADED SUBSTANDARD & DOUBTFUL)	$22,309	$22,331	$34,129
TOTAL ACCRUING LOANS 30-89 DAYS PAST DUE	$584	$2,104	$949
LOAN LOSS RESERVE TO LOANS	1.04%	1.03%	1.13%
LOAN LOSS RESERVE TO NON-ACCRUAL LOANS	5.64	x	6.88	x	1.60	x
NON-ACCRUAL LOANS TO TOTAL LOANS	0.18%	0.15%	0.70%
TEXAS RATIO[3]	1.36%	1.18%	4.71%

TOTAL DEPOSITS	$1,681,346	$1,728,226	$1,585,120
LOAN-TO-DEPOSIT RATIO	85.8%	84.0%	84.9%
STOCKHOLDERS' EQUITY	$221,646	$214,473	$204,506
BOOK VALUE PER SHARE	$36.24	$35.34	$34.27
TANGIBLE COMMON EQUITY TO TANGIBLE ASSETS[4]	11.0%	10.1%	10.7%
TOTAL RISK-BASED CAPITAL RATIO-BANK	13.6%	13.1%	13.5%
TOTAL RISK-BASED CAPITAL RATIO-BANCORP	13.9%	13.4%	13.8%
FULL-TIME EQUIVALENT EMPLOYEES	256	259	267

[1] Net interest income is annualized by dividing actual number of days in the period times 360 days.
[2] Excludes accruing troubled-debt restructured loans of $19.7 million, $19.0 million and $15.6 million at March 31, 2016, December 31, 2015 and March 31, 2015, respectively. Excludes purchased credit-impaired (PCI) loans with carrying values of $2.8 million, $3.7 million and $3.7 million that were accreting interest at March 31, 2016, December 31, 2015 and March 31, 2015, respectively. These amounts are excluded as PCI loan accretable yield interest recognition is independent from the underlying contractual loan delinquency status. Total PCI loans were $2.8 million, $3.7 million and $5.1 million at March 31, 2016, December 31, 2015 and March 31, 2015, respectively.

[3] (Non-performing assets + 90 day delinquent loans)/(tangible common equity + allowance for loan losses).
[4] Tangible common equity to tangible assets is considered to be a meaningful non-GAAP financial measure of capital adequacy and is useful for investors to assess Bancorp's ability to absorb potential losses. Tangible common equity includes common stock, retained earnings and unrealized gain on available for sale securities, net of tax, less goodwill and intangible assets of $9.4 million, $9.5 million and $10.0 million at March 31, 2016, December 31, 2015 and March 31, 2015, respectively. Tangible assets exclude goodwill and intangible assets.

BANK OF MARIN BANCORP CONSOLIDATED STATEMENTS OF CONDITION
at March 31, 2016, December 31, 2015 and March 31, 2015

(in thousands, except share data; unaudited)	March 31, 2016	December 31, 2015	March 31, 2015
Assets
Cash and due from banks	$39,770	$26,343	$103,164
Investment securities
Held-to-maturity, at amortized cost	63,246	69,637	107,476
Available-for-sale, at fair value	336,234	417,787	204,680
Total investment securities	399,480	487,424	312,156
Loans, net of allowance for loan losses of $15,028, $14,999 and $15,156 at March 31, 2016, December 31, 2015 and March 31, 2015, respectively	1,426,811	1,436,229	1,331,328
Bank premises and equipment, net	8,909	9,305	9,852
Goodwill	6,436	6,436	6,436
Core deposit intangible	2,980	3,113	3,577
Interest receivable and other assets	59,216	62,284	59,636
Total assets	$1,943,602	$2,031,134	$1,826,149

Liabilities and Stockholders' Equity
Liabilities
Deposits
Non-interest bearing	$758,869	$770,087	$716,719
Interest bearing
Transaction accounts	102,829	114,277	95,439
Savings accounts	145,874	141,316	133,792
Money market accounts	514,274	541,089	478,145
Time accounts	159,500	161,457	161,025
Total deposits	1,681,346	1,728,226	1,585,120
Federal Home Loan Bank ("FHLB") and other borrowings	19,350	67,000	15,000
Subordinated debentures	5,445	5,395	5,238
Interest payable and other liabilities	15,815	16,040	16,285
Total liabilities	1,721,956	1,816,661	1,621,643

Stockholders' Equity
Preferred stock, no par value, Authorized - 5,000,000 shares, none issued	—	—	—
Common stock, no par value, Authorized - 15,000,000 shares; Issued and outstanding - 6,116,473, 6,068,543 and 5,967,614 at March 31, 2016, December 31, 2015 and March 31, 2015, respectively	86,133	84,727	83,011
Retained earnings	133,681	129,553	119,652
Accumulated other comprehensive income, net	1,832	193	1,843
Total stockholders' equity	221,646	214,473	204,506
Total liabilities and stockholders' equity	$1,943,602	$2,031,134	$1,826,149

BANK OF MARIN BANCORP CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Three months ended
(in thousands, except per share amounts; unaudited)	March 31, 2016	December 31, 2015	March 31, 2015
Interest income
Interest and fees on loans	$17,141	$15,590	$15,379
Interest on investment securities
Securities of U.S. government agencies	1,352	1,461	1,035
Obligations of state and political subdivisions	586	577	540
Corporate debt securities and other	105	139	205
Interest on Federal funds sold and short-term investments	11	28	21
Total interest income	19,195	17,795	17,180
Interest expense
Interest on interest-bearing transaction accounts	27	27	30
Interest on savings accounts	14	14	12
Interest on money market accounts	111	120	127
Interest on time accounts	196	204	231
Interest on FHLB and other borrowings	100	81	78
Interest on subordinated debentures	109	106	104
Total interest expense	557	552	582
Net interest income	18,638	17,243	16,598
Provision for loan losses	—	500	—
Net interest income after provision for loan losses	18,638	16,743	16,598
Non-interest income
Service charges on deposit accounts	456	461	525
Wealth Management and Trust Services	566	582	638
Debit card interchange fees	338	358	347
Merchant interchange fees	113	115	130
Earnings on bank-owned life insurance	201	204	203
Dividends on FHLB stock	169	186	148
Gains on investment securities, net	110	(1)	8
Other income	210	193	190
Total non-interest income	2,163	2,098	2,189
Non-interest expense
Salaries and related benefits	6,748	6,002	6,790
Occupancy and equipment	1,281	1,317	1,342
Depreciation and amortization	453	456	421
Federal Deposit Insurance Corporation insurance	261	258	236
Data processing	856	905	786
Professional services	498	549	564
Directors' expense	189	206	191
Information technology	193	182	152
Reversal of losses on off-balance sheet commitments	—	(277)	(201)
Other expense	1,531	1,537	1,567
Total non-interest expense	12,010	11,135	11,848
Income before provision for income taxes	8,791	7,706	6,939
Provision for income taxes	3,145	2,781	2,482
Net income	$5,646	$4,925	$4,457
Net income per common share:
Basic	$0.93	$0.82	$0.75
Diluted	$0.93	$0.81	$0.74
Weighted average shares used to compute net income per common share:
Basic	6,048	6,033	5,921
Diluted	6,090	6,083	6,048
Dividends declared per common share	$0.25	$0.24	$0.22
Comprehensive income:
Net income	$5,646	$4,925	$4,457
Other comprehensive income
Change in net unrealized gain (loss) on available-for- sale securities	2,923	(2,456)	1,317
Reclassification adjustment for (gains) losses on available- for-sale securities included in net income	(110)	1	(8)
Net change in unrealized gain (loss) on available-for- sale securities, before tax	2,813	(2,455)	1,309
Deferred tax expense (benefit)	1,174	(1,048)	554
Other comprehensive income (loss), net of tax	1,639	(1,407)	755
Comprehensive income	$7,285	$3,518	$5,212

BANK OF MARIN BANCORP
AVERAGE STATEMENTS OF CONDITION AND ANALYSIS OF NET INTEREST INCOME

	Three months ended			Three months ended			Three months ended
	March 31, 2016			December 31, 2015			March 31, 2015
		Interest			Interest			Interest
	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
(Dollars in thousands; unaudited)	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-bearing due from banks [1]	$8,996	$11	0.48%	$41,604	$28	0.26%	$38,295	$21	0.22%
Investment securities [2,3]	428,055	2,264	2.12%	460,811	2,391	2.08%	311,978	1,927	2.47%
Loans [1,3,4]	1,442,601	17,456	4.79%	1,377,932	15,890	4.51%	1,351,791	15,675	4.64%
Total interest-earning assets [1]	1,879,652	19,731	4.15%	1,880,347	18,309	3.81%	1,702,064	17,623	4.14%
Cash and non-interest-bearing due from banks	29,823			45,063			41,073
Bank premises and equipment, net	9,143			9,465			9,839
Interest receivable and other assets, net	58,195			58,342			58,132
Total assets	$1,976,813			$1,993,217			$1,811,108
Liabilities and Stockholders' Equity
Interest-bearing transaction accounts	$100,990	$27	0.11%	$101,299	$27	0.11%	$92,376	$30	0.13%
Savings accounts	142,499	14	0.04%	139,281	13	0.04%	133,877	12	0.04%
Money market accounts	528,984	111	0.08%	538,330	120	0.09%	486,830	127	0.11%
Time accounts including CDARS	160,943	196	0.50%	155,899	205	0.52%	154,118	231	0.59%
Overnight borrowings[1]	20,567	22	0.42%	2,535	2	0.31%	397	—	—%
FHLB fixed-rate advances	15,000	78	2.07%	15,000	79	2.07%	15,000	78	2.07%
Subordinated debentures [1]	5,418	109	7.96%	5,367	106	7.73%	5,207	104	7.99%
Total interest-bearing liabilities	974,401	557	0.23%	957,711	552	0.23%	887,805	582	0.27%
Demand accounts	767,579			805,118			705,024
Interest payable and other liabilities	15,980			16,014			15,594
Stockholders' equity	218,853			214,374			202,685
Total liabilities & stockholders' equity	$1,976,813			$1,993,217			$1,811,108
Tax-equivalent net interest income/margin [1]		$19,174	4.04%		$17,757	3.70%		$17,041	4.00%
Reported net interest income/margin [1]		$18,638	3.92%		$17,243	3.59%		$16,598	3.90%
Tax-equivalent net interest rate spread			3.92%			3.58%			3.88%

[1] Interest income/expense is divided by actual number of days in the period times 360 days to correspond to stated interest rate terms, where applicable.
[2] Yields on available-for-sale securities are calculated based on amortized cost balances rather than fair value, as changes in fair value are reflected as a component of stockholders' equity. Investment security interest is earned on 30/360 day basis monthly.

[3] Yields and interest income on tax-exempt securities and loans are presented on a taxable-equivalent basis using the Federal statutory rate of 35 percent.
[4] Average balances on loans outstanding include non-performing loans. The amortized portion of net loan origination fees is included in interest income on loans, representing an adjustment to the yield.